EXHIBIT 10.1

MEMORANDUM OF AGREEMENT

TRANSGLOBAL ASSETS INC. (hereafter “TRANSGLOBAL”) hereby retains

Van Scoyoc Associates, Inc. (hereafter “VSA”) as consultants and advisors with regard to Federal Government Relations and various business development issues related to TRANSGLOBAL portable waste and medical waste disposal technologies and the investment and purchase of other significant projects. VSA will perform such services with regard to those issues as are mutually agreed to between VSA and TRANSGLOBAL.

It is understood that VSA may be required to register for work performed on behalf of TRANSGLOBAL under the terms of the Lobbing Disclosure Act of 1995, as amended (2 USC § 1601 et seq.) and any subsequent laws or regulations.

In consideration of the performance of these services, TRANSGLOBAL shall pay to VSA the sum of ten thousand dollars ($10,000.00) per month, with such payments due monthly and in advance. Reasonable expenses actually incurred in the performance of services under this Agreement and directly attributable thereto shall also be paid by TRANSGLOBAL. All long distance travel shall require pre-approval. TRANSGLOBAL represents and warrants that these payments shall not be made with federally appropriated funds. Sums owned by TRANSGLOBAL to VSA shall accrue interest at a rate of 1.5% per month if unpaid after ninety (90) days.

Additionally, TRANSGLOBAL shall pay a “Success Fee” equal to 5% of the total of any value of any investment in or payment to TRANSGLOBAL that VSA secures on behalf of TRANSGLOBAL and said Success Fee will be split with TriState. Should VSA raise capital on behalf of TRANSGLOBAL or secure purchases of the company’s portable waste devises VSA would receive a 10% equity position in TRANSGLOBAL. VSA acknowledges that TRANSGLOBAL has previously entered into a Commercial Fee Agreement with TriState Capital Financial, LLC (“TriState”) to assist TRANSGLOBAL in the financing of its ventures. VSA understands that it will work cooperatively with TriState. In the event that VSA earns a Success Fee (which includes the Equity Participation Fee) under this Memorandum of Agreement, then VSA authorizes TRANSGLOBAL to directly pay TriState fifty percent (50%) of the Success Fee (which includes the Equity Participation Fee) earned by VSA. If TriState is paid a Success Fee (which includes the Equity Participation Fee) under this Memorandum of Agreement, then TriState agrees to waive its Success Fee under the Commercial Fee Agreement with TRANSGLOBAL. The conditional payments outlined above survive the contract and rely solely on VSA material role in procuring investment in TRANSGLOBAL.

This Agreement shall not be assignable by either party.

This Agreement shall become effective April 1, 2012 and shall continue in effect until

April 1, 2013 or until terminated by TRANSGLOBAL or VSA by written notice given to the other at least thirty (30) days prior to the proposed date of termination. Any fees earned or reimbursable expenses incurred prior to the receipt of said notice of termination shall be paid by TRANSGLOBAL.

This Agreement shall be deemed to be a contract made under the laws of the District of Columbia and for all purposes shall be construed in accordance with said laws. In the event of a dispute between the parties, they mutually consent to jurisdiction in the Superior Court for the District of Columbia. The prevailing party shall be entitled to costs and interest on any award at the rate of 1.5% per month to run from ten business days after the date of the award.

VAN SCOYOC ASSOCIATES, INC.

/s/ H. Stewart Van Scoyoc

President

TRANSGLOBAL ASSETS INC.

/s/ Kent A. Strickler

President